Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED

PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of filing of our Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report on Form 10-K”), Profound Medical Corp. (“Profound,” the “Company,” “we,” “us” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common shares, no par value (“Common Shares”).

The following description of our Common Shares is a summary and does not purport to be complete. It is based on and qualified in its entirety by reference to our Articles of Incorporation, as amended (the “Articles of Incorporation”) and our Bylaws (the “Bylaws”), each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K, of which this Exhibit 4.1 is a part.

Description of Common Shares

Authorized Capital Shares: Our authorized capital shares include an unlimited number of Common Shares. The primary trading markets of exchange for our Common Shares are The Nasdaq Stock Market (“Nasdaq”) and the Toronto Stock Exchange (“TSX”), under the trading symbols “PROF” and “PRN,” respectively.

Voting Rights: Holders of our Common Shares are entitled to receive notice of and to attend all meetings of shareholders to be convened by the Company. Each holder of our Common Shares is entitled to one vote per Common Share held on all matters voted on by the shareholders, either in person or by proxy.

Dividends and Liquidation Rights: Holders of our Common Shares are entitled to receive dividends, if any, as may be declared by our board of directors (the “Board”) in its discretion, out of funds legally available for the payment of dividends. Holders of our Common Shares are entitled to share ratably in all assets of the Company legally available for distribution to holders of Common Shares in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

Other Rights and Preferences: There are no sinking fund, preemptive or redemption rights attached to our Common Shares.

Transfer Agent and Registrar: The transfer agent and registrar for our Common Shares in Canada is TSX Trust Company, 301-100 Adelaide Street West, Toronto, Ontario, Canada M5H 4H1, telephone number is 1-866-600-5869. The transfer agent and registrar for our Common Shares in the United States is Computershare Trust Company, N.A., 118 Fernwood Avenue, Edison, NJ, USA 08837, telephone number 1-732-417-2700.